EXHIBIT 16.1

        [LETTERHEAD OF KPMG LLP]

April 19, 2002

Securities and Exchange Cmmission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for American Residential Investment Trust, Inc. and, under the date of January 18, 2002, except as to note 6 to the consolidated financial statements, which is as of March 28, 2002, we reported on the consolidated financial statements of American Residential Investment Trust, Inc. as of and for the years ended December 31, 2001 and 2000. On April 15, 2002 , our appointment as principal accountants was terminated. We have read American Residential Investment Trust, Inc.'s statements included under Item 4 of its Form 8-K dated April 19, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with American Residential Investment Trust, Inc.'s statements as follows: 1; that the decision to change accountants was approved by the Audit Committee of the Board of Directors of American Residential Investment Trust, Inc, 2; that On April 15, 2002, American Residential Investment Trust, Inc. engaged PricewaterhouseCoopers LLP to act as its independent auditors to audit the Company's consolidated financial statements, or 3; that PricewaterhouseCoopers was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on American Residential Investment Trust, Inc.'s consolidated financial statements during the Company's two most recent fiscal years or during the subsequent interim periods.

Yours Truly,

/s/ KPMG LLP